Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports a 33% Increase in Third Quarter Earnings Per Share
Company Raises 2008 Earnings Per Share Guidance
Provides 2009 Earnings Per Share Guidance

ST. LOUIS, October 30, 2008—Express Scripts, Inc. (Nasdaq: ESRX) announced third quarter net income from continuing operations of $203.0 million, or $0.81 per diluted share, representing a 33% increase over $0.61 on an adjusted basis for the same quarter last year.  The Company reported year to date cash flow from continuing operations of $727.1 million compared to $505.8 million for year to date 2007.

“In the current economic environment, plan sponsors need us more than ever to help lower their pharmacy spend,” stated George Paz, president, chief executive officer and chairman.  “As our consumer strategy initiative continues to gain traction in the marketplace, we are demonstrating success in driving to lowest net cost, increasing member engagement and enabling better health and value.”

Q3 2008 Financial Highlights (comparative data for 2007 is reflected on an adjusted basis – see tables 2 and 3 below)

•
To be consistent with industry practice, retail co-payments are now included in revenues and cost of revenues.  All prior periods have been adjusted to reflect this change, which only affects revenues and cost of revenues, and has no impact on gross profit or net income.

•	The Company’s industry-leading generic utilization rate increased to 66.2% from 62.2% last year.
•	Gross profit increased 18% to $520.4 million from $440.1 million in the third quarter of 2007.
•	EBITDA increased 15% to $354.0 million from $307.0 million last year and EBITDA per adjusted claim increased 16% to $2.87 from $2.48 last year.
•	Net income from continuing operations increased 28% to $203.0 million from $158.0 million in the third quarter of 2007.
–	Net income includes a $2.7 million non-recurring state tax benefit.

2008 Guidance
The Company now believes its 2008 earnings per diluted share from continuing operations will be in a range of $3.07 to $3.10.  Cash flow from continuing operations is expected to be in a range of $1.0 to $1.1 billion.

2009 Guidance
As a result of the expected growth in generic utilization, home delivery and specialty pharmacy management, as well as lower drug purchasing costs, the Company expects its 2009 diluted earnings per share will be in a range of $3.63 to $3.73.

About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers’ compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.   More information on the Center for Cost-Effective Consumerism can be found at http://www.consumerology.org.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC.  A copy of this form can be found at the investor relations section of Express Scripts web site at http://www.express-scripts.com

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2008	2007	2008	2007

Revenues (1)	$5,450.5	$5,358.2	$16,472.1	$16,270.7
Cost of revenues (1)	4,930.1	4,918.1	14,983.0	14,974.3
Gross profit	520.4	440.1	1,489.1	1,296.4
Selling, general and administrative	189.7	174.4	547.1	515.1
Operating income	330.7	265.7	942.0	781.3
Other income (expense):
Non-operating (charges), net	(2.0)	0.2	(2.0)	(18.6)
Undistributed loss from joint venture	-	(0.3)	(0.3)	(1.1)
Interest income	2.1	2.7	10.8	8.1
Interest expense	(15.7)	(31.3)	(56.1)	(79.1)
	(15.6)	(28.7)	(47.6)	(90.7)
Income before income taxes	315.1	237.0	894.4	690.6
Provision for income taxes	112.1	90.3	321.1	256.2
Net income from continuing operations	203.0	146.7	573.3	434.4
Net loss from discontinued operations, net of tax	(1.1)	(3.8)	(4.0)	(5.1)
Net income	$201.9	$142.9	$569.3	$429.3

Weighted average number of common shares outstanding during the period:
Basic:	247.1	254.2	249.3	263.1
Diluted:	250.3	257.3	252.7	266.3

Basic earnings per share:
Continuing operations	$0.82	$0.57	$2.30	$1.65
Discontinued operations	-	(0.01)	(0.02)	(0.02)
Net earnings	0.82	0.56	2.28	1.63

Diluted earnings per share:
Continuing operations	$0.81	$0.57	$2.27	$1.63
Discontinued operations	-	(0.01)	(0.02)	(0.02)
Net earnings	0.81	0.56	2.25	1.61

(1) Includes retail pharmacy co-payments of $733.7 million and $864.4 million for the three months ended September 30, 2008 and 2007, respectively, and $2,445.5 million and $2,694.0 million for the nine months ended September 30, 2008 and 2007, respectively.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	September 30,	December 31,
(in millions, except share data)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$227.1	$434.7
Restricted cash and investments	3.5	2.2
Receivables, net	1,228.3	1,184.6
Inventories	158.6	166.1
Deferred taxes	113.3	121.1
Prepaid expenses and other current assets	64.2	18.7
Current assets of discontinued operations	2.0	40.4
Total current assets	1,797.0	1,967.8
Property and equipment, net	216.9	215.5
Goodwill	2,905.8	2,695.3
Other intangible assets, net	342.8	342.0
Other assets	36.8	30.2
Non-current assets of discontinued operations	-	5.6
Total assets	$5,299.3	$5,256.4

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,301.4	$1,258.9
Accounts payable	541.4	517.3
Accrued expenses	388.3	432.5
Current maturities of long-term debt	320.1	260.1
Current liabilities of discontinued operations	1.1	6.2
Total current liabilities	2,552.3	2,475.0
Long-term debt	1,520.3	1,760.3
Other liabilities	361.2	324.7
Total liabilities	4,433.8	4,560.0

Stockholders' Equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share; and no shares issued and outstanding	-	-
Common stock, 1,000,000,000 shares authorized, $0.01 par value; shares issued: 318,940,000 and 318,886,000, respectively; shares outstanding: 247,459,000 and 252,371,000, respectively	3.2	3.2
Additional paid-in capital	627.2	564.5
Accumulated other comprehensive income	16.9	20.9
Retained earnings	3,154.2	2,584.9
	3,801.5	3,173.5
Common stock in treasury at cost, 71,481,000 and 66,515,000 shares, respectively	(2,936.0)	(2,477.1)
Total stockholders' equity	865.5	696.4
Total liabilities and stockholders' equity	$5,299.3	$5,256.4

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Nine months ended September 30,
(in millions)	2008	2007

Cash flows from operating activities:
Net income	$569.3	$429.3
Net loss from discontinued operations, net of tax	4.0	5.1
Net income from continuing operations	573.3	434.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.9	74.3
Non-cash adjustments to net income	100.6	45.2
Changes in operating assets and liabilities:
Claims and rebates payable	33.7	(72.0)
Other net changes in operating assets and liabilities	(53.4)	23.9
Net cash provided by operating activities — continuing operations	727.1	505.8
Net cash provided by (used in) operating activities — discontinued operations	1.9	(7.5)
Net cash flows provided by operating activities	729.0	498.3

Cash flows from investing activities:
Purchases of property and equipment	(59.9)	(47.5)
Acquisition, net of cash	(246.5)	-
Short-term investments transferred from cash	(49.3)	-
Proceeds from sale of businesses	27.7	-
Sale of marketable securities	-	34.2
Other	(0.9)	(0.6)
Net cash used in investing activities — continuing operations	(328.9)	(13.9)
Net cash used in investing activities — discontinued operations	-	(2.0)
Net cash used in investing activities	(328.9)	(15.9)

Cash flows from financing activities:
Proceeds from long-term debt	-	700.0
Repayment of long-term debt	(180.1)	(120.1)
Repayments of revolving credit line, net	-	(50.0)
Tax benefit relating to employee stock compensation	39.2	43.7
Treasury stock acquired	(494.4)	(1,140.3)
Net proceeds from employee stock plans	29.2	47.1
Deferred financing fees	-	(1.3)
Net cash used in financing activities	(606.1)	(520.9)

Effect of foreign currency translation adjustment	(1.6)	3.5

Net decrease in cash and cash equivalents	(207.6)	(35.0)
Cash and cash equivalents at beginning of period	434.7	131.0
Cash and cash equivalents at end of period	$227.1	$96.0

EXPRESS SCRIPTS, INC.
(In millions, except per claim and per share data)

Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	09/30/2008	06/30/2008	03/31/2008	12/31/2007	09/30/2007
Revenues
PBM	4,492.8	4,590.7	4,558.5	4,622.9	4,476.8
SAAS	957.7	940.1	932.3	930.5	881.4
Total consolidated revenues	5,450.5	5,530.8	5,490.8	5,553.4	5,358.2

Claims Detail
Network (1)	91.5	96.1	98.2	96.9	92.1
Home delivery	10.3	10.3	10.1	10.3	10.2
Total PBM claims	101.8	106.4	108.3	107.2	102.3
Adjusted PBM claims (2)	122.4	126.9	128.5	127.8	122.7
SAAS claims (3)	1.1	1.1	1.1	1.2	1.2
Total adjusted claims (4)	123.5	128.0	129.6	129.0	123.9

Per Adjusted Claim
Adjusted EBITDA (5)	$2.87	$2.67	$2.46	$2.49	$2.48

EXPRESS SCRIPTS, INC.
(In millions, except per claim and per share data)

Table 2
Calculation of 2007 Adjusted Operating Income and EBITDA

	3 months ended September 30, 2007
	PBM	SAAS	Total

Operating Income, as reported	$269.9	$(4.2)	$265.7
Non-recurring items, majority of which relates to bad debt charge in specialty distribution line of business	-	18.5	18.5
Adjusted Operating Income	$269.9	$14.3	$284.2

EBITDA, as reported (5)			$288.5
Non-recurring items, majority of which relates to bad debt charge in specialty distribution line of business			18.5
Adjusted EBITDA			$307.0

The Company is providing adjusted operating income and EBITDA excluding the impact of non-recurring charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.
(In millions, except per claim and per share data)

Table 3
2007 Unaudited Earnings From Continuing Operations Excluding Non-recurring Items

3 months
ended
09/30/2007

Reported income before taxes	$237.0

Non-recurring items, majority of which relates to bad debt charge in specialty distribution line of business	18.5
Transaction costs for terminated proposal to acquire Caremark, less special dividend received on Caremark and gain on the sale of Caremark stock	(0.2)
Income before tax excluding non-recurring items	255.3

Provision for income taxes	97.3

Adjusted net income from continuing operations	$158.0

Weighted average number of share outstanding during the period - diluted	257.3

Diluted earnings per share excluding non-recurring items	$0.61

Diluted earnings per share from continuing operations as reported	0.57

Impact of non-recurring items	$(0.04)

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics
(in millions)

(1) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)  PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.  Adjusted claims calculated from the table may differ due to rounding.

(3)  Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.  They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(4) Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(5)  The following is a reconciliation of EBITDA from continuing operations to net income from continuing operations and to net cash provided by operating activities from continuing operations as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended September 30,		9 months ended September 30,
	2008	2007	2008	2007
Net income from continuing operations	$203.0	$146.7	$573.3	$434.4
Income taxes	112.1	90.3	321.1	256.2
Depreciation and amortization *	23.3	22.8	72.9	74.3
Interest expense, net	13.6	28.6	45.3	71.0
Undistributed loss from joint venture	-	0.3	0.3	1.1
Non-operating charges, net	2.0	(0.2)	2.0	18.6
EBITDA from continuing operations	354.0	288.5	1,014.9	855.6
Current income taxes	(94.3)	(90.7)	(289.2)	(262.9)
Interest expense less amortization	(13.1)	(28.0)	(43.5)	(69.4)
Undistributed loss from joint venture	-	(0.3)	(0.3)	(1.1)
Non-operating charges, net	(2.0)	0.2	(2.0)	(18.6)
Other adjustments to reconcile net income to net cash provided by operating activities	(0.3)	80.8	47.2	2.2
Net cash provided by operating activities from continuing operations	$244.3	$250.5	$727.1	$505.8

EBITDA  is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	5.7	6.6	20.0	24.4
Selling, general and administrative	17.6	16.2	52.9	49.9
	23.3	22.8	72.9	74.3